CUSIP No. 891027-10-4             13G                         Page 1 of 10 Pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ____8____)*


                             TORCHMARK CORPORATION
                             ---------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  891027-10-4
                                  -----------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 891027-10-4             13G                         Page 2 of 10 Pages


1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bancorporation
                No. 63-0591257
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a)  [ ]
                                     (b)  [ ]
_________________________________________________________________________
3       SEC USE ONLY

_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
_________________________________________________________________________
                   5       SOLE VOTING POWER

                                      -0-
NUMBER OF          ______________________________________________________
SHARES             6       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                             4,120,236
EACH               ______________________________________________________
REPORTING          7       SOLE DISPOSITIVE POWER
PERSON
WITH                                 -0-
                   ______________________________________________________
                   8       SHARED DISPOSITIVE POWER

                                     3,842,026
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     4,129,987
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.60%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON

        HC
_________________________________________________________________________
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CUSIP No. 891027-10-4             13G                         Page 3 of 10 Pages

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bank N.A.
                No. 63-0073530
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a)  [ ]
                                     (b)  [ ]
_________________________________________________________________________
3       SEC USE ONLY

_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
_________________________________________________________________________
                   5       SOLE VOTING POWER

                                     -0-
                   ______________________________________________________
NUMBER OF          6       SHARED VOTING POWER
SHARES
BENEFICIALLY                         4,120,086
OWNED BY           ______________________________________________________
EACH               7       SOLE DISPOSITIVE POWER
REPORTING
PERSON                               -0-
WITH               ______________________________________________________
                   8       SHARED DISPOSITIVE POWER

                                     3,842,026
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     4,129,837

_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.60%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON

        BK
_________________________________________________________________________
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CUSIP No. 891027-10-4             13G                         Page 4 of 10 Pages


                                AMENDMENT NO. 8
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                     AND
                               AMSOUTH BANK N.A.

             Report for the Calendar Year Ended December 31, 1993

Item 1(a)       Name of Issuer:
- ---------
                Torchmark Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:
- ---------
                2001 Third Avenue South
                Birmingham, Alabama  35233

Item 2(a)       Name of Persons Filing:
- ---------
                AmSouth Bancorporation
                AmSouth Bank N.A.

Item 2(b)       Address of Principal Business Office:
- ---------
                AmSouth Bancorporation
                   1400 AmSouth/Sonat Tower
                   Birmingham, Alabama  35203

                AmSouth Bank N.A.
                   AmSouth/Sonat Tower
                   Birmingham, Alabama  35203

Item 2(c)       Citizenship:
- ---------
                AmSouth Bancorporation is a Delaware corporation.  AmSouth
                Bank N.A. is a national banking association organized under the laws of the United States.
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CUSIP No. 891027-10-4             13G                         Page 5 of 10 Pages


Item 2(d)       Title of Class of Securities:
- ---------
                Common stock

Item 2(e)       CUSIP Number:  891027-10-4
- ---------
Item 3.         If this Statement is filed pursuant to Rules 13d-1(b) or  13d-
- -------         2(b), check whether the person filing is a:

                (a)   [ ]   Broker or Dealer registered under Section 15 of
                            the Act

                (b)   [X]   Bank as defined in Section 3(a)(6) of the Act

                (c)   [ ]   Insurance Company as defined in Section 3(a)(19)
                            of the Act

                (d)   [ ]   Investment Company registered under Section 8 of
                            the Investment Company Act

                (e)   [ ]   Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940

                (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee
                            Retirement Income Security Act of 1974 or
                            Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                (g)   [X]   Parent Holding Company, in accordance with Section
                            240.13d-1(b)(1)(ii)(G)

                (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)
                            (ii)(H)

Item 4.         Ownership
- -------
                (a)   Amount Beneficially Owned:

                           AmSouth Bancorporation: 4,129,987
                           AmSouth Bank N.A.:      4,129,837

                (b)   Percent of Class:

                           AmSouth Bancorporation: 5.60%
                           AmSouth Bank N.A.:      5.60%

                (c)   Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:

                                          -0-
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CUSIP No. 891027-10-4             13G                         Page 6 of 10 Pages


                        (ii)    shared power to vote or direct the vote:

                                      AmSouth Bancorporation: 4,120,236
                                      AmSouth Bank N.A.:      4,120,086

                        (iii) sole power to dispose of or to direct the disposition of:

                                          -0-

                        (iv) shared power to dispose of or to direct the disposition of:

                                      AmSouth Bancorporation: 3,842,026
                                      AmSouth Bank N.A.:      3,842,026

                Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank N.A. is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

Item 5.         Ownership of Five Percent or Less of a Class
- -------
                Not applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person
- -------
                All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank N.A. or AmSouth Bank of Florida, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7.         Identification and Classification of the Subsidiary Which
- -------         Acquired the Security Being Reported on by the Parent Holding
                Company

                See Exhibit 1.

Item 8.         Identification and Classification of Members of the Group
- -------
                Not applicable.

Item 9.         Notice of Dissolution of the Group
- -------
                Not applicable.

Item 10.        Certification
- --------
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CUSIP No. 891027-10-4             13G                         Page 7 of 10 Pages


                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signatures:
- -----------
                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 1994
- -----------------
Date


AMSOUTH BANCORPORATION



By: /s/ Carl L. Gorday
   --------------------------------
   Signature

Carl L. Gorday, Assistant Secretary
- -----------------------------------
Name/Title
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CUSIP No. 891027-10-4             13G                         Page 8 of 10 Pages

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 14, 1994
- -----------------
Date



AMSOUTH BANK N.A.


By: /s/ Carl L. Gorday
   ---------------------------
   Signature


Carl L. Gorday, Vice President
- ------------------------------
Name/Title
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CUSIP No. 891027-10-4                13G                     Page 9 of 10 Pages


                                   EXHIBIT 1
                                      TO
                                AMENDMENT NO. 8
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                               AMSOUTH BANK N.A.


             Report for the Calendar Year Ended December 31, 1993


             The securities covered by this Statement are held in a fiduciary capacity by the following subsidiaries of AmSouth Bancorporation, which are banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                     AmSouth Bank N.A.
                                     AmSouth Bank of Florida
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CUSIP No. 891027-10-4                13G                     Page 10 of 10 Pages


                                   EXHIBIT 2
                                      TO
                                AMENDMENT NO. 8
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                               AMSOUTH BANK N.A.

             Report for the Calendar Year Ended December 31, 1993


        The undersigned, AmSouth Bancorporation and AmSouth Bank N.A., hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                                     AMSOUTH BANCORPORATION



                                     By: /s/ Carl L. Gorday
                                        -----------------------------------
                                        Carl L. Gorday, Assistant Secretary



                                     AMSOUTH BANK N.A.



                                     By: /s/ Carl L. Gorday
                                        -----------------------------------
                                        Carl L. Gorday, Vice President